Exhibit 5.2

28 Liberty Street, New York, NY 10005

212-732-3200

September 20, 2024

Greenfire Resources Ltd.

1900 – 205 5th Avenue SW

Calgary, Alberta T2P 2V7

Re:	Registration Statement on Form F-3 of Greenfire Resources Ltd.

Dear Ladies and Gentlemen:

We have acted as United States counsel to Greenfire Resources Ltd., an Alberta corporation (the “Company”), in connection with the Registration Statement on Form F-3 of the Company (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). You have asked us to furnish our opinion as to the legality of certain warrants being registered under the Registration Statement. Except as otherwise provided herein, capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

The Registration Statement relates to the registration under the Securities Act of (i) the offer and sale from time to time by the selling securityholders named in the Registration Statement of up to 40,918,062 of the Company’s common shares (the “Shares”) and up to 5,625,456 of the Company’s outstanding warrants (the “Warrants”) and (ii) the issuance of up to 5,625,456 Shares upon the exercise of Warrants.

2,526,667 of the Warrants (the “Sponsor Warrants”) were originally issued by M3-Brigade Acquisition III Corp., a Delaware corporation (“MBSC”), to M3-Brigade Sponsor III LP, a Delaware limited partnership (the “Sponsor”), and governed in accordance with the terms of that certain private warrant agreement, dated October 21, 2021, between MBSC and Continental Stock Transfer & Trust Company. In connection with the business combination of the Company, Greenfire Resources Inc., an Alberta Corporation (“Greenfire”), MBSC and the other parties thereto that closed on September 20, 2023 (the “Business Combination”), the Sponsor Warrants were assumed by the Company and became governed by the terms of an amended and restated warrant agreement, dated as of September 20, 2023, by and among the Company, Computershare Inc. (“Computershare Inc.”) and Computershare Trust Company, N.A. (together with Computershare Inc., “Computershare”) (the “Sponsor Warrant Agreement”). 3,098,879 of the Warrants (the “Greenfire Holder Warrants”) were issued to certain securityholders of Greenfire in connection with the Business Combination. The Greenfire Holder Warrants are governed by the terms of a warrant agreement, dated as of September 20, 2023, by and among the Company and Computershare (the “Greenfire Warrant Agreement”).

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.	the Registration Statement;

2.	the Sponsor Warrant Agreement; and

3.	the Greenfire Warrant Agreement (together with the Sponsor Warrant Agreement, the “Warrant Agreements”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto, and such certificates, statements and results of inquiries of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. Various issues pertaining to Canadian law are addressed in the opinion of Burnet, Duckworth & Palmer LLP, filed as an exhibit to the Registration Statement. We express no opinion with respect to those matters herein, and to the extent elements of those opinions are necessary to the conclusions expressed herein, we have assumed such elements.

We have assumed, without independent investigation or verification of any kind, the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons who have executed any of the documents reviewed by us, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

We have also assumed, without independent investigation, (i) that the Company is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Company has all necessary corporate power to execute, deliver and perform its obligations under each of the Warrant Agreements, (iii) that the execution, delivery and performance of each of the Warrant Agreements have been duly authorized by all necessary corporate action and do not violate the Company’s organizational documents or the laws of its jurisdiction of organization, (iv) the due execution and delivery of each of the Warrant Agreements by the Company under the laws of its jurisdiction of organization, (v) that all consents, approvals, licenses, authorizations, orders of, and all filings or registrations with, any governmental or regulatory authority or agency required under the laws of any jurisdiction for the execution and delivery of, and the performance of its obligations under each of the Warrant Agreements by each party thereto have been or will be obtained or made and are in full force and effect, and (vi) that there are no agreements or other arrangements that modify, supersede, novate, terminate or otherwise alter any of the terms of either of the Warrant Agreements. We have further assumed that each of the Warrant Agreements constitutes a legal, valid and binding obligation of Computershare.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein and the effectiveness of the Registration Statement under the Securities Act, we are of the opinion that:

1.	Assuming the Sponsor Warrants have been issued in accordance with the terms of the Sponsor Warrant Agreement, and delivered against payment therefor in accordance with the terms of the Sponsor Warrant Agreement, the Sponsor Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Sponsor Warrant Agreement, except that (i) the enforceability of the Sponsor Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights; (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and the discretion of the court before which proceedings thereof may be brought; and (c) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Sponsor Warrants that purports to waive or require waiver of (or that otherwise purports to have the effect of waiving) procedural, judicial or substantive rights or defenses, or requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

2.	Assuming the Greenfire Holder Warrants have been issued in accordance with the terms of the Greenfire Warrant Agreement, and delivered against payment therefor in accordance with the terms of the Greenfire Warrant Agreement, the Greenfire Holder Warrants constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Greenfire Warrant Agreement, except that (a) the enforceability of the Greenfire Holder Warrants may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and possible judicial action giving effect to governmental actions relating to persons or transactions or foreign laws affecting creditors’ rights; (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law) and the discretion of the court before which proceedings thereof may be brought; and (c) we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Greenfire Holder Warrants that purports to waive or require waiver of (or that otherwise purports to have the effect of waiving) procedural, judicial or substantive rights or defenses, or requires or relates to adjustments to the conversion rate in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

Our opinion herein reflects only the application of applicable laws of the State of New York and the federal laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

The opinions set forth above are subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the securities or their offering and sale.

These opinions are given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” contained in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Carter Ledyard & Milburn LLP